Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 5, 2002 relating to the financial statements, which appear in Elizabeth Arden, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
July 15, 2002